EX-31 Rule 13a-14(d)/15d-14(d) Certifications.

I, Scott Epperson, certify that:

1. I have reviewed this report on Form 10-K and all reports on Form 10-D required to be filed in respect of the period covered by this report on Form 10-K of the GS Mortgage Securities Trust 2021-GSA3 (the "Exchange Act periodic reports");

2. Based on my knowledge, the Exchange Act periodic reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act periodic reports;

4. Based on my knowledge and the servicer compliance statements required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act periodic reports, the servicers have fulfilled their obligations under the servicing agreements in all material respects; and

5. All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report. Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties:

Wells Fargo Bank, National Association, as Master Servicer prior to March 1, 2025, Trimont LLC, as Master Servicer on and after March 1, 2025, Argentic Services Company LP, as Special Servicer, Wilmington Trust, National Association, as Trustee, Computershare Trust Company, National Association, as Certificate Administrator, Computershare Trust Company, National Association, as Custodian, Pentalpha Surveillance LLC, as Operating Advisor, CoreLogic Solutions, LLC, as Servicing Function Participant, KeyBank National Association, as Primary Servicer for the AMF Portfolio Mortgage Loan, LNR Partners Holdings, LLC, as Special Servicer for the AMF Portfolio Mortgage Loan, Wilmington Trust, National Association, as Trustee for the AMF Portfolio Mortgage Loan, Computershare Trust Company, National Association, as Custodian for the AMF Portfolio Mortgage Loan, Pentalpha Surveillance LLC, as Operating Advisor for the AMF Portfolio Mortgage Loan, Midland Loan Services, a Division of PNC Bank, National Association, as Primary Servicer for the La Encantada Mortgage Loan, Rialto Capital Advisors, LLC, as Special Servicer for the La Encantada Mortgage Loan, Wilmington Trust, National Association, as Trustee for the La Encantada Mortgage Loan, Citibank, N.A., as Custodian for the La Encantada Mortgage Loan, Pentalpha Surveillance LLC, as Operating Advisor for the La Encantada Mortgage Loan, and U.S. Bank National Association, as Servicing Function Participant for the La Encantada Mortgage Loan.

Dated: March 16, 2026

/s/ Scott Epperson

Scott Epperson

Chief Executive Officer

(senior officer in charge of securitization of the depositor)